UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 8, 2014

COURIER CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

Commission File Number: 0-7597

IRS Employer Identification Number: 04-2502514

15 Wellman Avenue, North Chelmsford, MA	01863
(Address of principal executive offices)	(Zip Code)

(978) 251-6000

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2014, Courier Brazil Holdings Ltda., a wholly owned indirect subsidiary of Courier Corporation (“Courier Brazil”), entered into amendments to its agreements with Digital Page Gráphica e Editora, a Brazilian company (“Digital Page”), and its founder.  Digital Page is a digital textbook printer based in Sao Paulo, Brazil utilizing HP four-color digital inkjet technology.  Courier Brazil, Digital Page and its founder had entered into an Investment Agreement dated October 24, 2013 (the “Investment Agreement”) pursuant to which Courier Brazil would have invested 20 million Brazilian Reals (equal to approximately US$8.8 million at the exchange rate prevailing at the date of this filing) for a 40% equity interest in Digital Page.  Four million Brazilian Reals of the proceeds (approximately US$1.8 million at exchange rates prevailing at the date of this filing) would have been used to provide the founder liquidity in two tranches over several months and the remaining 16 million Brazilian Reals (approximately US$7.2 million at exchange rates prevailing at the date of this filing) would be used to fund operating needs, retirement of debt and capital expenditures at Digital Page.  In addition, the founder would be permitted to take up to an additional 3 million Brazilian Reals (approximately US$1.3 million at exchange rates prevailing at the date of this filing) in dividends based on the level of retained earnings and working capital at closing, split over several tranches during the 12 month period following the closing.

On August 8, 2014, Courier Brazil, Digital Page and its founder entered into a Second Amendment to the Investment Agreement (the Investment Agreement as amended, the “Amended Agreement”).  Pursuant to the Amended Agreement, Courier Brazil will invest the same amount — a total of 20 million Brazilian Reals (equal to approximately US$8.8 million at the exchange rate prevailing at the date of this filing) — in exchange for a 60% equity interest in Digital Page.  The founder will continue to own the remaining 40% of Digital Page and will continue to actively manage the operations.  Under the Amended Agreement only 1.25 million Brazilian Reals of the proceeds (approximately US$550,000 at exchange rates prevailing at the date of this filing) will be used to provide the founder liquidity at closing and the remaining 18.75 million Brazilian Reals (approximately US$8.2 million at exchange rates prevailing at the date of this filing) will be used to fund operating needs, retirement of debt and capital expenditures at Digital Page.  The founder will not be entitled to take any additional dividends for pre-closing retained earnings.  Courier Brazil will receive the benefit of customary representations, warranties and covenants for transactions of this type, including indemnification from the founder.

Courier Brazil has already funded approximately 10.1 million Brazilian Reals (approximately US$4.5 million at exchange rates prevailing at the date of this filing) in the form of loans secured by a pledge of 40% of Digital Page’s equity and bearing interest at 1% per month, to bridge Digital Page through closing. At the closing of the transaction, the principal amount of the loan will be credited towards the purchase price for Courier Brazil’s 60% interest in Digital Page, and Courier Brazil will fund approximately 9.9 million Brazilian Reals (approximately US$4.4 million at exchange rates prevailing at the date of this filing).

Under the amended terms, Courier Brazil and the founder have agreed to restrictions on the transfer of equity interests; founder compensation terms and bonus targets; tag along, drag along and call rights; minimum dividends; and governance provisions, including restrictive covenants requiring unanimous consent of the shareholders for any significant action by Digital Page and a Board of Directors composed of three Courier Brazil representatives and two founder representatives.  Courier Corporation expects the closing of the transactions contemplated by the Amended Agreement to take place by the end of this calendar year following the satisfaction of certain closing conditions.

Following the closing, Courier Corporation expects to include Courier Brazil’s equity percentage of Digital Page’s earnings in Courier Corporation’s consolidated financial statements.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, a copy of which was filed as Exhibit 10.1 to Courier Corporation’s Current Report on Form 8-K on October 29, 2013 and is hereby incorporated into this report by reference, and the Second Amendment to the Investment Agreement, a copy of which is attached as Exhibit 10.1 hereto and is hereby incorporated into this report by reference.

On August 8, 2014, Courier Corporation announced that it had renegotiated the proposed investment in Digital Page Grafica e Editora.  The full text of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit.

10.1 Second Amendment to the Investment Agreement by and among Courier Brazil Holdings Ltda., Digital Page Grafica e Editora Ltda. and its shareholders dated August 8, 2014.

99.1 Press release of Courier Corporation dated August 8, 2014 announcing the renegotiated investment terms with Digital Page Grafica e Editora.

[Remainder of page left blank intentionally]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COURIER CORPORATION

	By:	/s/ Rajeev Balakrishna
Rajeev Balakrishna
Senior Vice President and
General Counsel
Date: August 13, 2014

Exhibit Index

10.1 Second Amendment to the Investment Agreement by and among Courier Brazil Holdings Ltda., Digital Page Grafica e Editora Ltda. and its shareholders dated August 8, 2014.

99.1 Press release of Courier Corporation dated August 8, 2014 announcing the renegotiated investment terms with Digital Page Grafica e Editora.